Exhibit 10.1

EMPLOYMENT AGREEMENT
FOR
MICHAEL D. DEVLIN

This Employment Agreement (the “Agreement”) is effective as of the 1st day of June, 2009 (the “Effective Date”), by and between Cape Bank, a New Jersey chartered stock bank (the “Bank”), with its principal offices at Cape May Court House, New Jersey, and Michael D. Devlin (“Executive”). Any reference herein to the “Company” shall mean Cape Bancorp, Inc., the holding company of the Bank.

WHEREAS, Executive is currently employed as the President and Chief Executive Officer of the Bank and the Bank wishes to assure itself of the continued services of Executive for the period provided in this Agreement; and

WHEREAS, Executive is currently a party to a two-year employment agreement with the Bank, effective as of January 30, 2008 (the “2008 Agreement”), which designates Executive as the Chief Operating Officer of the Bank and which terminates on January 30, 2010; and

WHEREAS, Executive has been appointed the President and Chief Executive officer of the Bank as a result of the termination of employment of the prior President and Chief Executive Officer, and the Bank desires that Executive serve as President and Chief Executive Officer for a period of at least two years; and

WHEREAS, in order to induce Executive to remain in the employ of the Bank and accept the position of President and Chief Executive Officer for a two-year term, and to provide further incentives for Executive to achieve the financial and performance objectives of the Bank, the parties desire to enter into this Agreement; and

WHEREAS, in consideration of Executive’s agreeing to continue in the employ of the Bank for the period set forth in this Agreement, including extensions thereof, the Bank desires to pay Executive a retention and signing bonus as set forth herein; and

WHEREAS, this Agreement shall supersede the 2008 Agreement in all respects.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.	POSITION AND RESPONSIBILITIES

During the term of this Agreement, Executive agrees to serve as President and Chief Executive Officer of the Bank (the “Executive Position”), and will perform all duties and will have all powers generally associated with such position and as may be set forth in the Bylaws of the Bank. Without limiting the generality of the foregoing, Executive shall be responsible for the overall management of the Bank and shall be responsible for establishing the business objectives, policies and strategic plans of the Bank, in conjunction with the Boards of Directors of the Bank (“Board”) and the Board of Directors of the Company. Executive shall also be responsible for providing leadership and direction to all divisions of the Bank and will be the primary contact between the Board and other officers and employees of the Bank. During the term of the Agreement, Executive also agrees to serve, if elected, as an officer and/or director of any subsidiary or affiliate of the Bank and in such capacity carry out such duties and responsibilities reasonably appropriate to that office.

2.	TERM

(a) Term and Renewal. The period of Executive’s employment under this Agreement shall be deemed to have commenced as of the Effective Date and shall continue for a period of twenty-four (24) full calendar months (“Initial Term”), or until the employment relationship is terminated pursuant to Sections 6 or 7 hereof. Upon the expiration of the Initial Term, this Agreement may be renewed for an additional twelve (12) months (the “Renewal Term”) if the Bank and Executive agree to such renewal, and if the Bank or Executive gives written notice to the other party at least thirty (30) days prior to the anniversary date of the Effective Date of this Agreement expressing an intent or interest to renew the term of this Agreement for an additional twelve (12) months. Executive’s employment shall continue during any such Renewal Term unless the employment relationship is terminated pursuant to Sections 6 or 7 hereof. On an annual basis, the Board will conduct a performance evaluation, the results of which will be considered in determining whether to extend this Agreement at the end of the Initial Term or, if applicable, the then-current Renewal Term.

(b) Continued Employment Following Expiration of Term. Nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the term of this Agreement.

3.	LOYALTY AND OUTSIDE ACTIVITIES

During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive will devote all of his business time, attention, skill and efforts to the faithful performance of his duties under this Agreement, including activities and duties directed by the Board. Notwithstanding the preceding sentence, subject to the approval of the Board, Executive may serve as a member of the board of directors of business, community and charitable organizations, provided that in each case such service shall not materially interfere with the performance of his duties under this Agreement, adversely affect the reputation of the Bank or any other affiliates of the Bank, or present any conflict of interest. Executive will present annually to the Board for its review and approval, a list of organizations in which Executive is participating or proposes to participate. Such service to and participation in outside organizations will be presumed for these purposes to be for the benefit of the Bank, and the Bank will reimburse Executive his reasonable expenses associated therewith, to the extent Executive’s expenses are not reimbursed by such organizations.

4.	COMPENSATION AND REIMBURSEMENT

(a) Base Salary. In consideration of Executive’s performance of the responsibilities and duties set forth in Section 1, the Bank will provide Executive the compensation specified in this Agreement. The Bank will pay Executive a salary of not less than $240,000 per year (“Base Salary”). Such Base Salary will be payable in accordance with the customary payroll practices of the Bank. During the term of this Agreement, Executive’s Base Salary shall be reviewed at least annually. Such review may be conducted by the compensation committee (the “Committee”) designated by the Board, and the Board may increase, but not decrease Executive’s Base Salary (except for a decrease that is not in excess of any decrease that is generally applicable to all employees of the Bank). Any increase in Base Salary will become the “Base Salary” for purposes of this Agreement.

(b) Retention/Signing Bonuses. In order to induce Executive to enter into this Agreement and remain in the employ of the Bank during the term hereof, the Bank has agreed to pay Executive a signing bonus in the amount of $375,000, payable on the Effective Date of this Agreement and a retention bonus of $300,000 payable on the first anniversary of the Effective Date, provided Executive is in the employ of the Bank and the Company on such date. In addition, Executive shall be entitled to receive a bonus of $75,000 on July 30, 2009, which was due Executive under the 2008 Agreement and which shall be unaffected by this Agreement.

(c) Bonus and Incentive Compensation. In addition to the signing and retention bonuses set forth in Section 4(b) hereof, Executive will be entitled to participate in any incentive compensation and bonus plans or arrangements of the Bank. Such incentive compensation will be paid in cash or stock in accordance with the terms of such plans or arrangements, or on a discretionary basis by the Committee. Nothing paid to Executive under any such plans or arrangements will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.

(d) Benefit Plans. Executive will be entitled to participate in all employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving benefit from immediately prior to the beginning of the term of this Agreement. The Bank will not, without Executive’s prior written consent, make any changes in such plans, arrangements or perquisites which would adversely affect Executive’s rights or benefits thereunder, unless such adverse effect resulting from such changes applies generally in a proportionate manner to all participants under the affected plan, arrangement or perquisite or such adverse effect is otherwise required by law. Without limiting the generality of the foregoing provisions of this Section 4(d), Executive also will be entitled to participate in any employee benefit plans, including but not limited to, stock benefit plans, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, or any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

(e) Health, Dental, Life and Disability Coverage. The Bank shall provide Executive with life, medical, dental and disability coverage made available by the Bank to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such coverage. In addition, during the Initial Term of the Agreement, the Bank will provide Executive with term life insurance coverage with a death benefit of at least $400,000.

(f) Paid Time Off. Executive will be entitled to four weeks paid vacation each year during the term of this Agreement (measured on a fiscal or calendar year basis, in accordance with the Bank’s customary practices), as well as sick leave, holidays and other paid absences in accordance with the Bank’s policies and procedures for senior executives. Any unused paid time off during an annual period will be treated in accordance with the Bank’s personnel policies as in effect from time to time.

(g) Expense Reimbursements. During the term of this Agreement, the Bank will pay or reimburse Executive for all reasonable travel, entertainment and other reasonable expenses incurred by Executive during the course of performing his obligations under this Agreement, including, without limitation, fees for memberships in such organizations and clubs as Executive and the Board mutually agree are necessary and appropriate in connection with the performance of his duties under this Agreement, upon substantiation of such expenses in accordance with applicable policies and procedures of the Bank. All reimbursements under this Section 4(g) shall be paid as soon as practicable by the Bank; provided, however, that no payment shall be made later than March 15 of the year immediately following the year in which the expense was incurred.

5.	WORKING FACILITIES

Executive’s principal place of employment will be at the Bank’s principal executive offices. The Bank will provide Executive at his principal place of employment with a private office, secretarial and other support services and facilities suitable to his position with the Bank and necessary or appropriate in connection with the performance of his duties under this Agreement.

6.	TERMINATION AND TERMINATION PAY

Subject to Section 7 of this Agreement which governs the occurrence of a Change in Control, Executive’s employment under this Agreement may be terminated in the following circumstances:

(a) Death. Executive’s employment under this Agreement will terminate upon his death during the term of this Agreement, in which event Executive’s estate or beneficiary will receive the compensation due to Executive through the last day of the calendar month in which his death occurred, and the Bank will continue to provide the same medical and dental benefits for Executive’s family for one (1) year after Executive’s death as was provided immediately prior to Executive’s death. If Executive’s death occurs during the Initial Term, Executive will be entitled to an additional $400,000 under the term life insurance policy acquired by the Bank for Executive. In the event of Executive’s death prior to July 30, 2009, the Bank shall pay Executive’s family $75,000, which represents the bonus due Executive on said date under the 2008 Agreement.

(b) Retirement. This Agreement will terminate upon Executive’s “Retirement” under the retirement benefit plan or plans of the Bank in which he participates. Executive will not be entitled to the termination benefits specified in Section 6 or 7 hereof in the event of termination due to Retirement. For purposes of this Agreement, termination of Executive’s employment based on Retirement shall include termination of Executive’s employment by the Board for any reason after Executive attains the age of sixty-five (65) or in accordance with any retirement arrangement established by the Board with Executive’s consent.

(c) Disability. Termination of Executive’s employment based on “Disability” may occur if the Executive is:

(i)
Unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months,

(ii)
By reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank, or

(iii)	Determined to be totally disabled by the Social Security Administration.

(iv)
A determination as to whether Executive has suffered a Disability shall be made by the Board with objective medical input. In the event of termination due to Disability, Executive will be entitled to disability benefits, if any, provided under a long term disability plan sponsored by the Bank, if any.

(v)
In the event the Board determines that Executive is Disabled, Executive will no longer be obligated to perform services under this Agreement. In addition, Executive shall be entitled to receive any of the retention bonuses which have not yet been paid to Executive under Section 4(b) above, payable at the time set forth in said Section 4(b). Upon Executive’s termination due to Disability, Executive shall be entitled to the compensation due Executive through the end of the month in which the date of termination occurs, and the Bank will cause to be continued life insurance and non-taxable medical and dental coverage substantially comparable, as reasonable or customarily available, to the coverage maintained by the Bank for Executive prior to his termination for Disability. This coverage shall cease upon the earlier of (i) two (2) years from the date of termination, or (ii) the date Executive becomes eligible for Medicare coverage; provided further that if Executive is covered by family coverage or coverage for self and a spouse, then Executive’s family or spouse shall continue to be covered for the remainder of the two (2) year period, or in the case of the spouse, until the spouse becomes eligible for Medicare coverage or obtains health care coverage elsewhere, whichever period is less.

(d) Termination for Cause.

(i)
The Board may by written notice to Executive in the form and manner specified in this paragraph, immediately terminate his employment at any time for “Cause.” Executive shall have no right to receive compensation or other benefits for any period after termination for Cause, except for any benefits that are already vested as of the date of termination and that are not otherwise subject to forfeiture under the terms of the applicable plan or program. Termination for Cause shall mean termination because of, in the good faith determination of the Board, Executive’s:

(1)	material act of dishonesty in performing Executive’s duties on behalf of the Bank;

(2)	willful misconduct that in the judgment of the Board will likely cause economic damage to the Bank or injury to the business reputation of the Bank;

(3)	breach of fiduciary duty involving personal profit;

(4)	material breach of the Bank’s Code of Ethics;

(5)
material violation of the Sarbanes-Oxley requirements for officers of public companies that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the reputation of the Bank;

(6)	intentional failure to perform stated duties under this Agreement after written notice thereof from the Board;

(7)
willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflect adversely on the reputation of the Bank, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or

(8)	material breach by Executive of any provision of this Agreement.

(ii)
For purposes of this Section 6(d), no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Bank. Any act, or failure to act, based upon the direction of the Board or based upon the advice of counsel for the Bank shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Bank.

(iii)
Notwithstanding the foregoing, Executive’s termination for Cause will not become effective unless the Bank has delivered to Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the independent Directors of the Board, at a meeting of the Board called and held for the purpose of finding that, in the good faith opinion of the Board (after reasonable notice to Executive and an opportunity for Executive to be heard before the Board), Executive was guilty of the conduct described above and specifying the particulars of such conduct.

(e) Voluntary Termination by Executive. Executive may voluntarily terminate his employment during the term of this Agreement upon at least ninety (90) days prior written notice to the Board. In its discretion, the Board may accelerate Executive’s termination date. Upon Executive’s voluntary termination, he will receive only his compensation and vested rights and benefits to the date of his termination. Following his voluntary termination of employment under this Section 6(e), Executive will be subject to the restrictions set forth in Sections 9(a) and 9(b) of this Agreement.

(f) Termination Without Cause or With Good Reason.

(i)
The Board may, by written notice to Executive, immediately terminate his employment at any time (including following a Change in Control), for a reason other than Cause (a termination “Without Cause”), and Executive may, by written notice to the Board, terminate this Agreement at any time (including after a Change in Control) within ninety (90) days following an event constituting “Good Reason,” as defined below (a termination “With Good Reason”); provided, however, that the Bank shall have thirty (30) days to cure the “Good Reason” condition, but the Bank may waive its right to cure. Any termination of Executive’s employment shall have no effect on or prejudice to the vested rights of Executive under the Bank’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or other employee benefit plans or programs, or compensation plans or programs in which Executive was a participant as of the date of termination, unless the terms of any particular plan or program expressly provide otherwise.

(ii)
In the event of termination under this Section 6(f), the Bank shall pay Executive, or in the event of Executive’s subsequent death, Executive’s beneficiary or estate, as the case may be, as severance pay, a cash lump sum payment equal to two (2) times Executive’s highest Base Salary and highest bonus in the preceding two (2) years of employment with the Bank, subject to applicable withholding taxes. Such payment shall be payable within thirty (30) calendar days of his termination. In addition, Executive shall be entitled to all unpaid retention bonuses set forth above in Section 4(b) as if Executive had continued in employment until the payment date. Such payments shall be made on the date that such retention bonuses would have been made under Section 4(b). Notwithstanding the foregoing, Executive shall not be entitled to any payments or benefits under this Section 6 unless and until Executive executes a release of his claims against the Bank, the Company and their affiliates, and their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the employment relationship other than claims for benefits under tax-qualified plans or other benefit plans in which Executive is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement.

(iii)
In addition, the Bank will cause to be continued life insurance coverage and non-taxable medical and dental insurance coverage substantially identical to the coverage maintained by the Bank for Executive prior to his termination; provided, however, such non-taxable medical and dental insurance coverage shall cease upon the earlier of (i) two (2) years from the date of termination or (ii) the date Executive becomes eligible for Medicare coverage; provided further that if Executive is covered by family coverage or coverage for self and a spouse, then Executive’s family or spouse shall continue to be covered for the remainder of the two (2) year period, or in the case of the spouse, until the spouse becomes eligible for Medicare coverage or obtains healthcare coverage elsewhere, whichever period is less.

(iv)	“Good Reason” exists if, without Executive’s express written consent, any of the following occurs:

(1)	a failure to elect or reelect or to appoint or reappoint Executive to Executive Position;

(2)	a material change in Executive’s position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1 above;

(3)	a liquidation or dissolution of the Company or the Bank other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of Executive;

(4)
a material reduction in Executive’s Base Salary or benefits (other than a reduction authorized under Section 4(a), hereof or a reduction or elimination of Executive’s benefits under one or more benefit plans maintained by the Bank as part of a good faith, overall reduction or elimination of such plans or benefits applicable to all participants in a manner that does not discriminate against Executive (except as such discrimination may be necessary to comply with applicable law));

(5)	a relocation of Executive’s principal place of employment by more than twenty-five (25) miles from its location as of the date of this Agreement; or

(6) a material breach of this Agreement.

(g) Termination and Board Membership. To the extent Executive is a member of the board of directors of the Bank or any of its affiliates on the date of termination of employment with the Bank (other than a termination due to Retirement or in connection with a Change in Control), Executive will resign from all boards of directors of the Bank, the Company and their affiliates immediately following such termination of employment with the Bank. Executive will be obligated to tender this resignation regardless of the method or manner of termination (other than termination due to Retirement or in connection with a Change in Control), and such resignation will not be conditioned upon any event or payment.

7.	CHANGE IN CONTROL

(a) Change in Control Defined. For purposes of this Agreement, a “Change in Control” means any of the following events:

(i)
Merger: The Company merges into, or consolidates with, another corporation, or merges another corporation into the Company, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation.

(ii)
Acquisition of Significant Share Ownership: There is filed, or required to be filed, a report on Schedule 13D or 13G or another form or schedule required under Sections 13(d), 13(g) or 14(d) of the Securities Exchange Act of 1934, which schedule discloses that the filing person or persons acting in concert has, or have become, the beneficial owner of 25% or more of a class of the Company’s voting securities.

(iii)
Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s Board of Directors; provided, however, that for purposes of this clause, each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

(iv)	Sale of Assets: The Company sells to a third party all, or substantially all, of its assets.

(b) Change In Control Benefits. Subject to Section 7(d) hereof, Executive shall be entitled to the same benefits that he would be entitled to under Section 6(f) above, paid at the same time, if he is terminated without Cause or voluntarily resigns for Good Reason following a Change in Control.

(c) Survival. The provisions of this Section 7 and Sections 9 through 20, including the defined terms used in such sections, shall continue in effect until the later of the expiration of this Agreement or one year following a Change in Control.

(d) 280G Cutback. Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate payments or benefits to be made or afforded to Executive under this Section 7, either as a stand-alone benefit or when aggregated with other payments to, or for the benefit of, Executive that are contingent on a Change in Control, constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code (“Code”) or any successor thereto, and in order to avoid such a result, Executive’s benefits hereunder shall be reduced, if necessary, to an amount, the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with Code Section 280G. In the event a reduction is necessary, Executive shall be entitled to determine which benefits or payments shall be reduced or eliminated so the total parachute payments do not result in an excess parachute payment. If Executive does not make this determination within ten (10) business days after receiving a written request from the Bank, the Bank may make such determination, and shall notify Executive promptly thereof. In the event it is determined that permitting Executive or the Bank to make the determination regarding the form or manner of reduction would violate Code Section 409A, such reduction shall be made pro rata among the benefits and/or payments.

8.	NOTICE

(a) Notice of Termination. A “notice of termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon as a basis for termination of Executive’s employment.

(b) Date of Termination. “Date of termination” shall mean (i) if Executive’s employment is terminated for Disability, thirty (30) days after a notice of termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (ii) if Executive terminates employment With Good Reason, thirty (30) days after a notice of termination is given, or (iii) if Executive’s employment is terminated for any other reason, the date specified in the notice of termination.

(c) Good Faith Resolution. If the party receiving a notice of termination desires to dispute or contest the basis or reasons for termination, the party receiving the notice of termination must notify the other party within twenty (20) days after receiving the notice of termination that such a dispute exists, and shall pursue the resolution of such dispute in good faith and with reasonable diligence pursuant to Section 17 of this Agreement. During the twenty (20) days after receiving notice of termination and during the pendency of any such dispute, the Bank shall not be obligated to pay Executive compensation or other payments beyond the date of termination. Any amounts paid to Executive upon resolution of such dispute under this Section shall be offset against or reduce any other amounts due under this Agreement.

9.	POST-TERMINATION OBLIGATIONS

(a) Non-Solicitation. Executive hereby covenants and agrees that, for a period of eighteen (18) months following his termination of employment with the Bank pursuant to this Agreement, he shall not, without the written consent of the Bank, either directly or indirectly:

(i)
solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank, or any of its respective subsidiaries or affiliates, to terminate his employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Bank, or any of their direct or indirect subsidiaries or affiliates, that has headquarters or offices within twenty-five (25) miles of any location(s) in which the Bank has business operations or has filed an application for regulatory approval to establish an office; or

(ii)
solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank to terminate an existing business or commercial relationship with the Bank.

(b) Confidentiality. Executive recognizes and acknowledges that the knowledge of the business activities, plans for business activities, and all other proprietary information of the Bank, as it may exist from time to time, are valuable, special and unique assets of the business of the Bank. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities or any other similar proprietary information of the Bank to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by the Board or required by law. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank. Further, Executive may disclose information regarding the business activities of the Bank to any bank regulator having regulatory jurisdiction over the activities of the Bank pursuant to a formal regulatory request. In the event of a breach or threatened breach by Executive of the provisions of this Section, the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or any other similar proprietary information, or from rendering any services to any person, firm, corporation, or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

(c) Information/Cooperation. Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may be reasonably required by the Bank, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between Executive and the Bank or any other subsidiaries or affiliates.

(d) Reliance. All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section 9, to the extent applicable. The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive’s breach of this Section 9, agree that, in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive and all persons acting for or with Executive. Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines of business than the Bank, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.

10.	SOURCE OF PAYMENTS

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank.

11.	REQUIRED REGULATORY PROVISIONS

(a) Notwithstanding anything herein contained to the contrary, any payments to Executive by the Bank whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

(b) Notwithstanding anything else in this Agreement, Executive’s employment shall not be deemed to have been terminated unless and until Executive has a Separation from Service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). For purposes of this Agreement, a “Separation from Service” shall have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by Executive after the date of the termination (whether as an employee or as an independent contractor) or the level of further services performed will not exceed 49% of the average level of bona fide services in the thirty-six (36) months immediately preceding the termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).

12.	NO ATTACHMENT

Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

13.	ENTIRE AGREEMENT; MODIFICATION AND WAIVER

(a) This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior employment agreements, change in control agreements, consulting agreements, understandings or representations relating to the subject matter hereof, except that the parties acknowledge that this Agreement shall not affect any of the rights and obligations of the parties under any SERP agreement or plan entered into with or by the Bank pursuant to which Executive may receive compensation or benefits except as set forth in Section 6(d) hereof.

(b) This Agreement may not be modified or amended except by an instrument in writing signed by each of the parties hereto.

(c) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

14.	SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

15.	HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

16.	GOVERNING LAW

This Agreement shall be governed by the laws of the State of New Jersey, but only to the extent not superseded by federal law.

17.	ARBITRATION

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator, mutually acceptable to the Bank and Executive, sitting in a location selected by the Bank within twenty-five (25) miles from the main office of the Bank, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

18.	PAYMENT OF LEGAL FEES

To the extent that such payment(s) may be made without triggering penalty under Code Section 409A, all reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, provided that the dispute or interpretation has been settled by Executive and the Bank or resolved in Executive’s favor, and such reimbursement shall occur no later than sixty (60) days after the end of the year in which the dispute is settled or resolved in Executive’s favor.

19.	INDEMNIFICATION

(a) Indemnification. The Bank agrees to indemnify Executive (and his heirs, executors, and administrators), and to advance expenses related to this indemnification, to the fullest extent permitted under applicable law and regulations, against any and all expenses and liabilities that Executive reasonably incurs in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his service as a director or officer of the Bank or any other affiliates (whether or not he continues to be a director or officer at the time of incurring any such expenses or liabilities). Covered expenses and liabilities include, but are not limited to, judgments, court costs, and attorneys’ fees and the costs of reasonable settlements, subject to Board approval, if the action is brought against Executive in his capacity as an officer or director of the Bank. Indemnification for expenses will not extend to matters related to Executive’s termination for Cause. Notwithstanding anything in this Section 19 to the contrary, the Bank will not be required to provide indemnification prohibited by applicable law or regulation. The obligations of this Section 19 will survive the term of this Agreement for a period of six (6) years.

(b) Insurance. During the period for which the Bank must indemnify Executive, the Bank will provide Executive with coverage under a directors’ and officers’ liability policy at the Bank’s expense, that is at least equivalent to the coverage provided to directors and senior executives of the Bank.

20.	SUCCESSORS AND ASSIGNS

This Agreement is binding upon the Bank, the Company and any successor or assignee of the Bank or the Company, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, and such successor or assignee shall expressly and unconditionally assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

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SIGNATURES

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officers, and Executive has signed this Agreement, on this 25th day of June, 2009.

ATTEST:	CAPE BANK

/s/ Joan B. Ditmars	By: /s/ Matthew J. Reynolds
Name: Matthew J. Reynolds
Title: Compensation Committee Chair

WITNESS:	EXECUTIVE

/s/ Jeff Ropiecki	By: /s/Michael D. Devlin
Michael D. Devlin